Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

New Hampshire Thrift Bancshares, Inc.

We consent to the use of our report dated March 17, 2014, with respect to the consolidated balance sheets of New Hampshire Thrift Bancshares, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2013, which appear in the December 31, 2013 Annual Report on Form 10-K of New Hampshire Thrift Bancshares, Inc. and Subsidiaries incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

January 9, 2015

83 PINE STREET — WEST PEABODY, MASSACHUSETTS 01960-3635 — TELEPHONE (978) 535-0206 — FACSIMILE (978) 535-9908

smc@shatswell.com	www.shatswell.com